Exhibit 10.7

One Sansome St. 33rd Floor

San Francisco, CA 94104

hr@wish.com

July 25, 2023

VIA EMAIL

Mauricio Monico

[ * * * ]

Dear Mauricio:

ContextLogic Inc. (the “Company” or “Wish”) is pleased to offer you continued employment in our San Francisco office, on the following terms:

1.
Position and Start Date. Your title is Chief Product Officer. In this role, you will report to the Company’s Chief Executive Officer and you will be expected to perform such duties and exercise such responsibilities as are assigned from time-to-time. In carrying out these duties and responsibilities, you shall comply with all policies, procedures, rules and regulations, both written and oral, as are provided by the Company from time-to-time, and carry out said duties and responsibilities in a diligent, faithful and honest manner. The effective date of your appointment as Chief Product Officer was March 1, 2023 (“Appointment Date”). This is your appointment date for external reporting purposes. This is a full-time position.
2.
Compensation. As set forth in your May 12, 2023 Merit Increase Letter (the “Merit Increase Letter”), your base salary as of April 1, 2023 is $500,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies and procedures in effect from time to time.
3.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including our group health insurance plan, in accordance with the applicable plan documents and policies. The Company reserves the right to modify or discontinue such benefit plans in its sole discretion. In addition, you will be eligible to participate in the Company’s paid time off policy, as in effect from time to time. A copy of the current paid time off policy will be provided to you upon hire and any subsequent versions will be posted on the Company’s wiki/intranet.
4.
Executive Severance and Change in Control. Attached as Exhibit A is the Executive Severance and Change in Control Agreement, pursuant to which you will be eligible for certain severance and acceleration benefits in connection with certain qualifying terminations of your employment with the Company.
5.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you are required, to sign the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit B.

6.
Conflicts of Interest. During your employment, you agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, which materially interferes with the performance of your job duties, or creates a conflict of interest (this includes any other full-time employment arrangements); provided, however, that you may continue to provide services and/or continue to engage in the current business activities that you list on Exhibit C hereto during your employment with the Company. During your employment with the Company, you may request (and submit to Wish for approval) an Outside Activity Disclosure Form from hr@wish.com to disclose any other outside employment, business, or activity in which you intend to engage during employment with Wish. Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities during your employment. You will be responsible for complying with Wish’s Conflict of Interest Policy, including updated disclosures of such outside activities, at all times during employment.
7.
Employment Relationship. Employment with the Company is at-will. This means that you have the right to resign and the Company has the right to terminate your employment at any time, for any or no reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This, along with the Confidential Information and Invention Assignment Agreement, is the full and complete agreement between you and the Company on this term. Although your job duties, title, responsibilities, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company. At the sole discretion of the Company, you agree to serve, without additional compensation, as a director, officer, or member of the board of directors (collectively, “officer positions”) of any of the Company’s subsidiaries, partnerships, joint ventures or other affiliates. If your employment with the Company is terminated for any reason, whether such termination is voluntary or involuntary, you agree to take all necessary actions, as reasonably requested by the Company, to resign from all officer positions.
8.
Tax Matters.
(a)
Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
9.
Interpretation, Amendment and Enforcement. Unless otherwise specified in this letter agreement, this letter agreement and the accompanying exhibits, along with documents related to your equity grants, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior employment agreements between you and the Company. This letter agreement may only be amended by an authorized officer of the Company.
10.
Arbitration of Disputes. The Company and I mutually consent to the resolution by arbitration, under the applicable rules of JAMS (which are available at jamsadr.com, or from the Company upon my request), of all claims (common law or statutory) that the Company might have against me, or that I may have against the Company, its affiliated companies, the directors, employees or agents of any such company, and all successors and assigns of any of them.

The Company and I waive the right to have a court or jury trial on any arbitrable claim. The Federal Arbitration Act shall govern this arbitration agreement, or if for any reason the FAA does not apply, the arbitration law of the state in which I rendered services to the Company. Notwithstanding any provision of the JAMS Rules, arbitration shall occur on an individual basis only, and a court of competent jurisdiction (and not an arbitrator) shall resolve any dispute about the formation, validity, or enforceability of any provision of this arbitration agreement. I waive the right to initiate, participate in, or recover through, any class or collective action. To the maximum extent permitted by law, the arbitrator shall award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator at all times shall apply the law for the shifting of costs and fees that a court would apply to the claim(s) asserted. Nothing in this arbitration agreement prevents me from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency. This arbitration agreement shall remain in effect notwithstanding the termination of my association with the Company. To opt-out of this paragraph, you must complete an opt-out form prior to your start date. Please email hr@wish.com for the form.
11.
Contingencies. Your continued employment with the Company is contingent upon you remaining authorized to work in the United States for Wish. The Company reserves the right to conduct background, credit and/or reference checks on all of its potential employees. Your offer of continued employment, therefore, is contingent upon clearance of such background, credit and/or reference checks, including satisfactory responses to a D&O questionnaire, if necessary.

You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed exhibits, and returning them to me. This letter agreement, if not accepted, will expire at the end of day on August 4, 2023.

Very truly yours,

ContextLogic Inc.

Joe Yan

CEO

Enclosures

I have read and accept this offer:

Name: Mauricio Monico

Signature: /s/ Mauricio Monico

Date (MM/DD/YYYY): 7/25/2023

EXHIBIT A

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

ContextLogic Inc.

Executive Severance and Change in Control Agreement

This Executive Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between Mauricio Monico (the “Executive”) and ContextLogic Inc., a Delaware corporation (the “Company”), effective as of the date specified in Section 1 below.

This Agreement provides severance and acceleration benefits in connection with certain qualifying terminations of Executive’s employment with the Company.

Certain capitalized terms are defined in Section 8.

The Company and Executive agree as follows:

1.
Term. This Agreement shall become effective on July 25, 2023 (the “Effective Date”). Unless terminated sooner pursuant to Section 6(a), this Agreement will terminate automatically on the third anniversary of the Effective Date.
2.
Severance Benefits.
(a)
Termination Not Involving a Change in Control. If Executive is subject to an Involuntary Termination which occurs more than three months prior to a Change in Control (if any) or more than twelve months after a Change in Control and Executive satisfies the conditions described in Section 2(c) below, then Executive shall be entitled to the following severance benefits: (i) a lump-sum cash severance payment equal to six months of Executive’s Base Salary, (ii) an additional lump-sum cash payment equal to six months of Executive’s benefits premiums, and (iii) unless the Company provides otherwise when an equity award is granted, the unvested portion of each outstanding time-based equity award that Executive holds as of the Involuntary Termination that would have vested during Executive’s completion of an additional twelve months of employment following the Involuntary Termination will vest and, if applicable, become exercisable. In the case of any equity awards subject to performance conditions, whether such awards are eligible for acceleration in connection with such an Involuntary Termination will be determined at the time of grant of the equity award and set forth in the applicable equity award agreement.
(b)
Involuntary Termination Involving a Change in Control. If Executive is subject to an Involuntary Termination which occurs within three months prior to, or twelve months following, a Change in Control and Executive satisfies the conditions described in Section 2(c) below, then Executive shall be entitled to the following severance benefits: (i) a lump-sum cash severance payment equal to twelve months of Executive’s Base Salary, (ii) an additional lump-sum cash payment equal to twelve months of Executive’s benefits premiums and (iii) unless the Company provides otherwise when an equity award is granted, one hundred percent of the unvested portion of each outstanding time-based equity award that Executive holds as of the Involuntary Termination will vest and, if applicable, become exercisable. In the case of equity awards subject to performance conditions, whether such awards are eligible for acceleration in connection with such an Involuntary Termination will be determined at the time of grant of the equity award and set forth in the equity award agreement. For avoidance of doubt, if Executive is subject to an Involuntary Termination that occurs within three months prior to a Change in Control, the portion of Executive’s then-outstanding and unvested equity awards that is eligible to vest and become exercisable pursuant to clause (iii) will remain outstanding for three months or the occurrence of a Change in Control, whichever is sooner, so that any additional benefits due pursuant to clause (iii) may be provided if a Change in Control occurs within three months after Executive’s Involuntary Termination, provided that in no event will any of Executive’s stock options remain outstanding beyond the option’s maximum term to expiration. If a Change in Control does not occur within three months after an Involuntary Termination, any unvested portion of Executive’s equity awards that remained outstanding following Executive’s Involuntary Termination will immediately and automatically be forfeited.
(c)
Preconditions to Severance and Change in Control Benefits / Timing of Benefits. As a condition to Executive’s receipt of any benefits described in Section 2, Executive shall execute and allow to become effective the Company’s then-standard general release of claims, comply with the Executive’s continuing obligations (including the return of Company property) to the Company, and, if requested by the Company, immediately resign from all positions Executive holds with the Company, including as a member of the Company’s Board of Directors and as a member of the board of directors of any subsidiaries of the Company. Executive must execute and return the release on or before the date specified by the Company, which will in no event be later than 50 days after Executive’s employment terminates. If Executive fails to return the release by the deadline or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 2. All such benefits will be paid or provided within 60 days after Executive’s Termination Without Cause or Involuntary Termination, as applicable, or if later on the date a Change in Control occurs. If such 60 day period spans calendar years, then payment will in any event be made in the second calendar year.
3.
Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.
4.
Section 280G. Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a Reduced Payment is to be made under this section, reduction of Payments will occur in the following order: reduction of cash payments, then cancellation of equity-based payments and accelerated vesting of equity awards, and then reduction of employee benefits. If accelerated vesting of equity awards is to be reduced, such acceleration of vesting will be canceled in the reverse order of the date of grant. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with the payments and benefits which are to be paid furthest away in time. All determinations required to be made under this Section 4 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by an independent accounting firm selected by the Company. For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 4. The accounting firm’s determination will be binding on both Executive and the Company absent manifest error.
5.
Company’s Successors. Any successor to the Company to all or substantially all of the Company’s business and/or assets (whether pursuant to a Change in Control, direct or indirect, and whether by purchase, merger, consolidation, liquidation or otherwise) shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.
6.
Miscellaneous Provisions.
(a)
Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)
Death of Executive. In the event of Executive’s death following a qualifying termination of employment pursuant to which the Executive is entitled to receive benefits pursuant to Section 2, but prior to the full payment thereof, such unpaid amounts will remain payable to the Executive, and all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms herein to the Executive’s estate.
(c)
Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.
(d)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(e)
Tax Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law.
(f)
Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office (attention General Counsel) and to the Executive at the address that he or she most recently provided to the Company in accordance with this Subsection (e).

(g)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
7.
At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.
8.
Definitions. The following terms referred to in this Agreement shall have the following meanings:
(a)
“Base Salary” means Executive’s annual base salary as in effect immediately prior to a Termination Without Cause or Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a material reduction in Executive’s base salary, “Base Salary” means Executive’s annual base salary as in effect immediately prior to such reduction or as in effect immediately prior to a Change in Control, whichever is greater.
(b)
“Cause” means (i) Executive’s willful and intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) Executive’s material breach of any agreement with the Company, (iii) Executive’s material failure to comply with the Company’s written policies or rules, (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) Executive’s gross negligence or willful misconduct, (vi) Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors (other than as a result of having a disability that prevents Executive from performing the material duties required of a person holding the position with the Company for a period of at least 120 days) or (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation. In the case of clauses (ii), (iii) and (vii), the Company will not terminate Executive’s employment for Cause without first giving Executive written notification of the acts or omissions constituting Cause and a reasonable cure period of not less than 10 days following such notice to the extent such events are curable (as determined by the Company).
(c)
“Change in Control” means:
(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Peter Szulczewski becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities;
(ii)
The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)
The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than

50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iv)
Individuals who are members of the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Company’s board of directors over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any amount which is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(d)
“Involuntary Termination” means either (i) a Termination without Cause or (ii) a Resignation for Good Reason.
(e)
“Resignation for Good Reason” means a Separation as a result of Executive’s resignation from employment after one of the following conditions has come into existence without Executive’s consent: (i) a material diminution in the nature or scope of Executive’s responsibilities, authority, powers, functions or duties within or to the Company (other than a change in title), (ii) a material reduction in Executive’s annual base salary or (iii) Executive’s required relocation to offices more than fifty (50) miles from Executive’s principal place of business. In order to constitute a Resignation for Good Reason, Executive must give the Company written notice of the condition within 90 days after it comes into existence, the Company must fail to remedy the condition within 30 days after receiving Executive’s written notice and Executive must terminate his or her employment within 30 days after expiration of the cure period.
(f)
“Separation” means a “separation from service” as defined in the regulations under Code Section 409A.
(g)
“Termination Without Cause” means a Separation as a result of the termination of Executive’s employment by the Company without Cause and not as a result of Executive’s death or disability.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year indicated below.

COMPANY

By:

Name: Joe Yan

Title: Chief Executive Officer

Date: July 25, 2023

EXECUTIVE

By:

Name: Mauricio Monico

Title: Chief Product Officer

Date:

EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

The following confirms and memorializes an agreement that ContextLogic Inc., a Delaware corporation (the “Company”) and I have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. Prohibitions on Use of Third Party Information. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. I represent that I have not retained and will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

2. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that pursuant to this Agreement, the Company is and without any further action required by either party shall be considered the author and owner of such copyrightable works. I agree that all inventions that I make, create, conceive, or first reduce to practice during the period of my employment, whether or not in the course of my employment, that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the

Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), are and will continue to be the sole and exclusive property of the Company pursuant to this Agreement without any further action required by either party. I hereby irrevocably assign the Assigned Inventions to the Company. I understand that this assignment by me pursuant to this Agreement is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created.

(a) Prior Inventions. Attached hereto as Appendix B is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me or acquired by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license without any further action required by either party to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights. If, at any time, a court or other tribunal rules that my assignment under this Paragraph is ineffective or unenforceable for any reason, I agree to perform all actions necessary to assign the Assigned Inventions and/or Prior Inventions to the Company.

(b) Disclosure of Inventions. I agree that without any further compensations and without any further action being necessary on my part, through this Agreement Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas, computer software programs, and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by law, including California Labor Code Section 2870 if applicable (collectively “Inventions”), and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by law, including California Labor Code Section 2870 (which is attached as Appendix A) if applicable, so that the Company can make an independent assessment.

(c) Assistance/Power to Act. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections that the Company owns and/or which I have assigned to the Company pursuant to this Agreement. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I hereby irrevocably designate and appoint the Company through its General Counsel as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. Without limiting Section 1 or the Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all “Moral Rights” I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under this Agreement, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under this Agreement, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

4. Confidential Information.

(a) Generally. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that (a) relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer, merchant or vendor of the Company, or any other party with whom the Company agrees to hold information of such party in confidence; (b) that is not generally known to the public or to other persons in the industry; and (c) that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (“Confidential Information”). Confidential Information covered by this Agreement means (i) trade secrets; (ii) proprietary information that does not rise to the level of a statutorily protectable trade secret that is made the property of the Company through positive operation of law in the form of this mutual agreement of the parties; and/or (iii) information that is otherwise legally protectable. Such Confidential Information includes, but is not limited to, inventions, knowledge, data, information, know-how, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. By way of example, Confidential Information includes: information relating to the Company’s products, services and methods of operation, the identities and competencies of the Company’s employees, customers and suppliers, chemical formulae, computer software, financial information, operating and cost data, research databases, selling and pricing information, business and marketing plans, and information concerning potential acquisitions, dispositions or joint ventures. The foregoing are only examples of Confidential Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine.

(b) Treatment of Confidential Information. At all times, both during my employment and after its termination, I will keep all Confidential Information in strict confidence. I will not use, disclose, copy, reverse-engineer, distribute, gain unauthorized access or misappropriate any Confidential Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will not take with me or retain any documents or materials or copies thereof containing any Confidential Information. I agree to return all Confidential Information (original, hard and electronic copies) in my possession on or before my last day of employment. If, at the time of termination, I have Confidential Information stored in my personal computer or any mobile, cloud, or other storage medium, I shall so advise the Company. I will then work with the Company to ensure that the location of all such information is fully disclosed to the

Company, retrieved by the Company in a forensically sound manner, and is permanently deleted by the Company or its designee, and I will not delete or destroy any Confidential Information in my possession or control. Upon Company request, I will execute a document confirming my agreement to honor my responsibilities contained in this Agreement after my departure. Notwithstanding my confidentiality obligations, I am permitted to disclose Confidential Information that is required to be disclosed by me pursuant to judicial order or other legal mandate, provided that I have given the Company prompt notice of the disclosure requirement, and that I fully cooperate with any efforts by the Company to obtain and comply with any protective order imposed on such disclosure. I understand that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. Non-Solicitation of Merchants/Vendors/Customers. During my employment with the Company, I will not directly or indirectly solicit or otherwise take away customers, merchants or vendors of the Company. For one year after the termination I will not directly or indirectly solicit or otherwise take away customers, merchants or vendors of the Company if, in so doing, I access, use or disclose any Confidential Information of the Company. I acknowledge and agree that the names and addresses of the Company’s customers, merchants or vendors, and all other confidential information related to them, including their buying and selling habits and special needs, whether created or obtained by, or disclosed to me during my employment, constitute Confidential Information of the Company.

6. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided loyalty, attention and effort. As a result, I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7. Company Property. All materials, documents and data pertaining to the business of the Company that come into my possession by virtue of my employment with the Company are the property of the Company. Upon termination of my employment (regardless of reason), or upon request of the Company at any time, I will deliver to the Company the originals and all copies of such documents and materials and any other property of any nature belonging to the Company or relating to the Company’s business in my possession or control, including all forms of Confidential Information. I will work with the Company to ensure that the location of all such information is fully disclosed to the Company, retrieved by the Company in a forensically sound manner, and is permanently deleted by the Company or its designee, and I will not delete or destroy any Confidential Information or company property in my possession or control.

8. Independent Obligations and Waivers. I acknowledge that my obligations under this Agreement are intended to be agreements separate and independent from any other terms and provisions of my employment. The existence of any claim or cause of action by me against the Company, whether predicated on my employment or otherwise, shall not constitute a defense to the enforcement by the Company of my obligations hereunder. I further acknowledge that no delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver or such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

9. Further Assurances. I agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

10. Obligations After Termination. I agree that my obligations under paragraphs 2, 3, 4, and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.

11. Governing Law; Severability. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

12. DTSA Notification. Notwithstanding my confidentiality obligations set forth in this Agreement, I understand that, pursuant to the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that in the event it is determined that disclosure of Company trade secrets was not done in good faith pursuant to the above, I will be subject to substantial damages, including punitive damages and attorneys’ fees.

13. Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my image, photograph, likeness (including caricature), voice, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

14. Non-Disparagement. I further agree that I will not make any statement or issue any communication (or encourage or induce anyone else to do so), written or otherwise, directly or indirectly, that disparages, criticizes or otherwise reflects adversely on, or encourages any adverse action against, the Company or any of its predecessors, successors, subsidiaries, divisions, parents or affiliated entities, or any of its or their former or current agents, directors, officers, owners, executives, employees or customers, or its or their business, products, services, policies or practices, to the press, the media or the public generally, or to any current, former or prospective employee thereof, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law, or in connection with a government investigation.

15. At Will Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Name: Mauricio Monico

Signature:

Accepted and Agreed to:

CONTEXTLOGIC INC.

Joe Yan

CEO

APPENDIX A TO

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

I have been notified and understand that the provisions of the Confidential Information and Invention Assignment Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor code (or any comparable law of any other State), which states as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B TO

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

LIST OF PRIOR INVENTIONS

Identifying Number

Title Date or Brief Description

If I have any prior inventions or improvements to list, I will print and fill out this page and send it separately to hr@wish.com. The completed form will then be placed in my personnel file.

Signature:

candidate_sig

Name: Mauricio Monico

EXHIBIT C

LIST OF CURRENT BUSINESS SERVICES AND ACTIVITIES

Company:

Industry:

Description of Role:

Company:

Industry:

Description of Role:

Company:

Industry:

Description of Role:

Company:

Industry:

Description of Role:

Signature:

Name: Mauricio Monico